SUBSIDIARIES OF ENERGY CORPORATION OF AMERICA

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COMPANY                                 STATE OF INCORPORATION
Eastern American Energy Corporation     West Virginia
Eastern Marketing Corporation           West Virginia
Eastern Pipeline Corporation            West Virginia
Eastern Systems Corporation             West Virginia
Eastern Capital Corporation             West Virginia
Eastern Exploration Corporation         West Virginia
Mountaineer Gas Company                 West Virginia
Mountaineer Gas Services                West Virginia
Westech Energy Corporation              Colorado
Westech Energy New Zealand Limited      New Zealand
Westside Acquisition Corporation        Colorado
Allegheny & Western Energy Corporation  West Virginia
Natural Gas Transportation Company      West Virginia
Gas Access Systems, Inc.                West Virginia
Mapcom Systems, Inc.                    Virginia
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